Exhibit 99.1
Immediate Release
                                   Contacts
                                   Mary E. Brevard, Borg-Warner Automotive
                                   Phone:  312/322-8683
                                   Renald M. Romain, Eaton Corporation
                               Phone:  216/523-4736


Acquisition Will Expand Engine Technology Base

BORG-WARNER AUTOMOTIVE TO BUY COOLING SYSTEMS FROM EATON;
IMPROVED FUEL ECONOMY AND EMISSIONS DRIVE GROWTH

Chicago, Illinois, August 3, 1999 - Borg-Warner Automotive, Inc. (NYSE: BWA) today announced that it has entered into a definitive agreement to acquire the Fluid Power Division of Eaton Corporation (NYSE: ETN), one of the world's leading manufacturers of powertrain cooling solutions for the global automotive industry, for $310 million. The transaction is anticipated to close in the second half of 1999 and be accretive to earnings. It is subject to customary regulatory review.

The acquisition expands Borg-Warner Automotive's cooling systems business into light vehicles, positions the business for growth in Europe and developing nations, and further enhances the company's overall growth opportunities in engine-related components and systems. Engine technology is currently the fastest growing segment of the company's business and will account for over 50% of revenues when the purchase is completed.

     "As with all our engine technology, innovations and changes in cooling system designs are driven by the need to help our customers meet increasing stringent global fuel and emission standards," said John F. Fiedler, Chairman and Chief Executive Officer of Borg-Warner Automotive. "The acquisition of this premier technology from Eaton is a great strategic fit for us, offers excellent profitability and provides management depth for us as we grow the business."

     Stephen R. Hardis, Eaton Chairman and Chief Executive Officer said, "The decision to sell the Fluid Power Division was a very difficult one to make. Because of the outstanding performance of all of our people involved with this business, it has been a tremendous success. We are proud of the operational and technical leadership positions they have achieved. Looking ahead, though, we were concerned that it would be very difficult to maintain these positions in the face of the dramatic realignment of individual component manufacturers to provide complete engine cooling systems solutions. So, we reluctantly concluded that the future of the Fluid Power business, and the opportunities for its people, would be better if it was linked with a company committed to strategic leadership in this market."

Borg-Warner Automotive to Buy Cooling Systems from Eaton  -- Page 2

     The Fluid Power Division, with sales of approximately $190 million, designs and produces a variety of viscous fan drive cooling systems primarily for passenger vehicles such as light trucks, sport-utility vehicles and vans. The purchase of the Eaton unit, along with the commercial cooling systems business acquired from Kuhlman Corporation in March, 1999, positions BWA to globalize modular cooling systems integration opportunities across a full range of vehicle types.

     The Eaton Fluid Power Division, headquartered in Marshall, Michigan, employs 1,050 people. The unit has operations in North America and Europe, and an expanding presence in South America and Asia. Major customers include Ford, General Motors/Isuzu and DaimlerChrysler.

Chicago-based Borg-Warner Automotive, Inc. is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.
The company has 12,000 employees and operates 54 manufacturing and technical facilities in 13 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Caterpillar, Navistar and VW. The Internet address for Borg-Warner Automotive is: http://www.bwauto.com/

Eaton Corporation is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 64,500 employees and 215 manufacturing sites in 25 countries around the world. Sales for 1998 were $6.6 billion. On April 9, 1999 Eaton acquired Aeroquip-Vickers, Inc., which had sales of $2.1 billion in 1998. The Internet address for Eaton is: http://www.eaton.com/

####
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 1998.

Note: Borg-Warner Automotive press releases are available on the Internet at http://www.bwauto.com or via Company News On-Call:http://www.prnewswire.com, or via fax, 800-758-5804, ext. 120941.